Patent Properties Announces Additions to Company Senior Management

Kara Jenny Appointed Chief Financial Officer; Jonathan Siegel Appointed Chief Administrative Officer and General Counsel

Stamford, CT – May 28, 2014 – Patent Properties, Inc. (OTCQB: PPRO) (“Patent Properties” or the “Company”), an intellectual property company that develops and commercializes its unique portfolio of assets and is creating a disruptive licensing solution for the mass market of patent owners and users, announced today the appointment of two members to its senior management team. Kara Jenny joins the Company as its Chief Financial Officer, effective immediately. In addition, Jonathan Siegel has been appointed Chief Administrative Officer and General Counsel.

“Kara and Jon are the right additions at the right time to the Company’s senior management,” said Jonathan Ellenthal, Vice Chairman and Chief Executive Officer of Patent Properties. “Together they bring years of public company experience and a strong track record of success to our team. As we approach the launch of The United States Patent Utility later this year, we are thrilled to have two executives of the caliber of Kara and Jon join our leadership team.”

“Kara has significant financial, operational, strategic and public company expertise, as well as a wealth of knowledge in risk management and scaling businesses through effectively creating and streamlining their finance and accounting operations,” added Mr. Ellenthal. Jon has nearly 30 years of experience as a senior corporate executive and attorney, having overseen operations, human resources and media and investor relations. He has also managed legal matters, including litigation, intellectual property, regulatory compliance and corporate transactions, for early-stage and established businesses,” added Ellenthal.

Ms. Jenny brings over 20 years of experience in finance, e-commerce, operations, and risk management. She joins Patent Properties from Fashion to Figure, a leading specialty retailer founded to create the ultimate full-fashion experience, where she was CFO. Prior to Fashion to Figure, Ms. Jenny spent over 13 years at Bluefly, an online retail destination offering exclusive designer merchandise at a value. Ms. Jenny served as Bluefly’s CFO for five years and had previously served as Vice President of Finance prior to her promotion to CFO. Ms. Jenny began her career at Arthur Andersen LLP and is a certified public accountant and a member of the American Institute of Certified Public Accountants. She received her B.S. in Accounting from Binghamton University.

Prior to Patent Properties, Mr. Siegel served as Investment Manager and Legal Counsel for Bentham Capital, LLC, which provides large scale litigation financing. Before Bentham Capital, he was Chief Administrative Officer, General Counsel and Chief Privacy Officer of Alclear, LLC, a biometric secure identification service, from 2010-2012. He also served at served Synapse Group, Inc., a direct marketing company co-founded by Jay Walker, from 1999-2008, as Executive Vice President, Publisher Relations and Legal Affairs. Mr. Siegel’s career highlight also include a two-year term as Mayor and prior terms as a Trustee of Irvington, New York. He received his B.A. from Colgate University and his J.D. from The University of Chicago Law School.

About Patent Properties, Inc.

Patent Properties, Inc. (OTCQB: PPRO) will continue to develop and commercialize its unique portfolio of intellectual property assets, which were created by Walker Digital, LLC, the research and development lab led by internationally recognized inventor and entrepreneur Jay Walker, and will also introduce a disruptive licensing solution for the mass market of patent owners and users.  Mr. Walker is best known as the founder of priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.”  All of the patents owned by the company were developed internally by Walker Digital, LLC, with Jay Walker as a named inventor on all issued patents and the lead inventor on the vast majority.  Additional information regarding the company can be found at www.patentproperties.com.

Investor Contact for Patent Properties, Inc.
Don Duffy, ICR
(203) 682-8215

Media Contact:
Michael Fox, ICR
(203) 682-8218